1. Name and Address of Reporting Person
   Strickland, Ross M.
   Webster Plaza
   Waterbury, CT 06702-
2. Issuer Name and Ticker or Trading Symbol
   Webster Financial Corporation (WBS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   7/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President Resid
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              59215            D
Common Stock                       07/02/2001 I             -1567       D      $33.1600   0 <F1>           I           401(k) plan
Common Stock                                                                              6334             I           ESOP

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $22.81                                               10/23/2010 Common                      7500     D
(Right to buy)                                                                 Stock
Stock Options  $24.625                                              12/07/2009 Common                      8150     D
(Right to buy)                                                                 Stock
Stock Option   $8.8091                                              01/25/2003 Common                      9240     D
                                                                               Stock
Stock Option   $9.9375                                              01/23/2005 Common                      11000    D
                                                                               Stock
Stock Option   $10.375                                              01/24/2004 Common                      10000    D
                                                                               Stock
Stock Option   $14.0625                                             12/19/2005 Common                      12000    D
                                                                               Stock
Stock Option   $19.0938                                             12/23/2006 Common                      12000    D
                                                                               Stock
Stock Option   $26.5                                                12/17/2008 Common                      8350     D
                                                                               Stock
Stock Option   $31.75                                               12/15/2007 Common                      12000    D
                                                                               Stock

Explanation of Responses:

<F1>
On July 2, 2001, plan administrators transferred the funds of the reporting officer out of the Webster Financial Corporation stock into other funds as elected by the reporting officer.

SIGNATURE OF REPORTING PERSON
/s/ Renee P. Seefried, by Power of Atty

DATE
02/28/2003